COMMERCIAL PURCHASE AND SALE AGREEMENT

1. **Purchase and Sale.** The undersigned buyer(s) ("Buyer") agree to buy and the undersigned seller(s) ("Seller") agree to sell the real property described below including all fixtures, improvements, and landscaping therein ("Property") on the terms and conditions set forth in this Agreement.

A. Property:	Hunt Club Forest MHP 7201 Hunt Club Rd Columbia, SC 29223
B. Description:	Mobile Home Park with 79 home sites, 13 acres and 0 mobile homes
C. Purchase Price:	$1,965,000.00
D. Property Tax ID Number(s):	R16912-01-17
E. Closing Date:	30 days after the Due Diligence Period, with one (1), thirty (30) day extension with an additional $10,000 non-refundable earnest money deposit
F. Holder of Earnest Money ("Holder"):	Stewart Title Guaranty Company - Charlotte
G. Offer Date:	December 19, 2018
H. Earnest Money:	$15,000 initially and an additional $35,000 upon completion of Due Diligence Period. After end of Due Diligence period, all monies will be non-refundable, but applicable to purchase price
I. Property is being sold subject to a Due Diligence Period of 60 days from the ~~Seller delivery of Due Diligence Materials~~ listed on Exhibit B to Buyer. contract Date. CK M	
J. Seller shall deliver Due Diligence Materials to Buyer within 10 days from Binding Agreement Date.	
K. Time Limit of Offer:	The Offer set forth herein expires on December 21, 2018
L. Buyer's Broker:	None
M. Seller's Broker:	None

2. **Purchase Price and Method of Payment.** The Purchase Price shall be paid in U.S. Dollars at closing in cash or its equivalent which shall only include the wire transfer of immediately available funds, or a cashier's check issued for the closing by a federally insured bank, savings bank, savings and loan association or credit union where the funds are immediately available.

3. **Due Diligence.** Buyer has paid Seller the sum of $25, the receipt of which is hereby acknowledged by Seller, as option money for Buyer having the right to terminate this agreement during the Due Diligence Period. Prior to closing, Buyer and Buyer's agents shall have the right to enter upon Property at Buyer's expense, and at reasonable times, to inspect, survey, examine, and test Property as Buyer may deem necessary as part of Buyer's acquisition of Property. Buyer shall indemnify and hold Seller and all Brokers harmless from and against any and all claims, injuries, and damages to persons and/or property arising out of or related to the exercise of Buyer's rights hereunder. During the Due Diligence Period Buyer may evaluate Property, the feasibility of the transaction, the availability and cost of financing, and any other matter of concern to Buyer. During the Due Diligence Period, Buyer shall have the right to terminate this Agreement upon notice to Seller if Buyer determines, based on an evaluation of the above, that it is not desirable to proceed with the transaction. In such event, Holder shall promptly refund Buyer's earnest money in accordance with the earnest money paragraph below.

4. **Earnest Money.**
As evidence of good faith securing this Offer, Buyer shall deposit the Earnest Money with Holder within ten (10) days upon Seller's delivery of all documents required by Buyer to evaluate the Purchase of the Property, to be held in escrow and to be applied to the Purchase Price at Closing, or refunded to Buyer if Buyer terminates this Offer as a result of Buyer's failure to satisfy the contingencies set forth in this agreement. The Earnest Money shall only be removed from the escrow account, by written agreement of the parties, by court order, or as provided by law. If Buyer fails to perform Buyer's obligations hereunder, Seller may/shall accept the Earnest Money as liquidated damages, and both parties shall sign a document releasing each other from all obligations and liabilities under this Offer except for any obligations and liabilities which specifically survive the termination of this Agreement. If the Seller fails to perform Seller's obligations hereunder, Buyer may pursue any available remedy at law or in equity.

5. **Seller's Obligations at Closing:** At Closing, Seller shall deliver to Buyer: (a) a Closing Statement; (b) Limited Warranty Deed; (c) FIRPTA Affidavit (indicating that Seller is not a "foreign person" or "foreign corporation" as that term is defined in Section 1445(1)(3) of the Internal Revenue Code of 1986); (d) an Affidavit of Seller's Residence Regarding Withholding Tax, establishing that Seller is exempt from the requirements (or Affidavit of Exemption or Affidavit of Seller's Gain, if withholding is required); (e) a transfer tax declaration form properly signed and executed by Seller; and, (f) all documents which Seller must execute under the terms of this Agreement to cause the Title Company to deliver to Buyer the Title Policy, including, without limitation, a title affidavit from Seller to Buyer and to the Title Company in the form customarily used in commercial real estate transactions so as to enable the Title Company to issue Buyer the Title Policy with all standard exceptions deleted and subject only to the Permitted Exceptions and evidence reasonably satisfactory to Title Company of its due and proper authority and power to perform its obligations hereunder. In addition, Seller shall deliver to Buyer at Closing all documents/items indicated in Exhibit "C", if any. (All documents to be delivered by Seller under this paragraph, including all documents/items indicated in Exhibit "C" are collectively "Seller's Closing Documents".)

6. **Conditions to Closing.**
   A. Conditions in Favor of Buyer: The obligation of Buyer to consummate the transaction contemplated herein is conditioned upon the following conditions precedent as of the Closing Date:
      1. All representations and warranties of Seller made herein shall remain true and correct; but the Property shall be purchased in "As-Is" condition.
      2. Seller shall have performed all of the covenants undertaken by Seller in this Agreement to be performed by Seller at or prior to Closing;
      3. Seller shall have delivered to the Buyer properly executed originals of Seller's Closing Documents;
      4. There shall have been no material adverse change in the physical condition of Property, except as otherwise provided for in this Agreement; and
      5. The issuance at Closing of the Title Policy (or marked binder), with all standard exceptions deleted and subject only to the Permitted Exceptions. The cost of such title policy is to be at the expense of the Buyer.
   B. Conditions in Favor of Seller: The obligation of Seller to consummate the transaction contemplated herein is conditioned upon the following conditions precedent as of the Closing Date:
      1. All representations and warranties of Buyer made herein shall remain true and correct;
      2. Buyer shall have performed all of the covenants undertaken by Buyer in this Agreement to be performed by Buyer at or prior to Closing; and
      3. Buyer shall have: (a) delivered to the Seller properly executed originals of the transfer tax declaration form, title policy documents, closing statement, and any other documents identified in Exhibit "C" that require Buyer's signature; and (b) paid the Purchase Price, plus or minus prorations and adjustments, to Seller.

7. **Costs.**
   A. Seller's Costs: Seller shall pay the amount of Seller's Monetary Contribution at Closing, if any, referenced in this Agreement, the cost of recording any title curative document, including, without limitation, all transfer taxes, satisfactions of deeds to secure debt, quitclaim deeds and financing statement terminations; all deed recording fees and the fees of Seller's counsel.
   B. Buyer's Costs: Buyer shall pay the cost of Buyer's counsel and consultants; any costs in connection with Buyer's inspection of Property and any costs associated with obtaining financing for the acquisition of Property (including any intangibles tax, all deed recording fees and the cost of recording Buyer's loan documents); and the cost of any title examination, survey of the Property obtained by Buyer and any owner's or lender's title insurance.

8. **Taxes and Prorations.** Ad valorem property taxes, community association fees, solid waste and governmental fees and utility bills for which service cannot be terminated as of the date of closing rents, tenant improvements costs and leasing commissions on Property for the calendar year in which the Closing takes place shall be prorated as of 12:01 a.m. on the Closing Date. In the event ad valorem property taxes are based upon an estimated tax bill or tax bill under appeal, Buyer and Seller shall, upon the issuance of the actual tax bill or the appeal being resolved, promptly make such financial adjustments between themselves as are necessary to correctly prorate the tax bill. In the event there are tax savings resulting

Buyer(s) Initials AM	Seller(s) Initials CK

from a tax appeal, third party costs to handle the appeal may be deducted from the savings for that tax year before re-prorating. Any pending tax appeal shall be deemed assigned to Buyer at closing.

9. **Title.**

A. Warranties of Seller: Seller warrants that at Closing, Seller shall convey good and marketable fee simple title to Property to Buyer by limited warranty deed, subject only to the following exemptions:

1. Liens for ad valorem taxes not yet due and payable;
2. Those exceptions to which Buyer does not object or which Buyer waives in accordance with the Title Objections paragraph below.
3. Those Permitted Exceptions contained in the Buyer's title insurance commitment to which Buyer has agreed not to object. For all purposes under this Agreement, "Good and marketable, fee simple title" with respect to Property shall be such title: (a) as is classified as marketable; and (b) as is acceptable to and insurable by a title insurance company ("Title Company"), at standard rates on an American Land Title Association Owner's Policy ("Title Policy").

B. Title Objections. Seller shall have until the Closing to cure all valid title objections ("Title Cure Period"). Seller shall satisfy any existing liens or monetary encumbrances identified by Buyer as title objections which may be satisfied by the payment of a sum certain prior to or at Closing. Except for Seller's obligations in the preceding sentence, if Seller fails to cure any other valid title objections of Buyer within the Title Cure Period (and fails to provide Buyer with evidence of Seller's cure satisfactory to Buyer and to the Title Company), Buyer may, as Buyer's sole remedies: (1) rescind the transaction contemplated hereby, in which case, Buyer shall be entitled to the return of Buyer's earnest money; (2) waive any such objections and elect to close the transaction contemplated hereby irrespective of such title objections and without reduction of the Purchase Price; or (3) extend the Closing Date for a period of time not to exceed fifteen (15) days to allow Seller further time to cure such valid title objections. Buyer shall have the right to re-examine title prior to Closing and notify Seller at Closing of any title objections which appear of record after the date of Buyer's initial title examination and before Closing.

10. **Destruction of Property Prior to Closing.** If the Property is destroyed or substantially destroyed prior to Closing, Seller shall give Buyer prompt notice thereof, which notice shall include Seller's reasonable estimate of: (1) the cost to restore and repair the damage; (2) the amount of insurance proceeds, if any, available for the same; and (3) whether the damage will be repaired prior to Closing. Upon notice to Seller, Buyer may terminate this Agreement within 7 days of receiving such notice from Seller. If Buyer does not terminate this Agreement, Buyer shall be deemed to have accepted Property with the damage and shall receive at Closing: (1) any insurance proceeds which have been paid to Seller but not yet spent to repair the damage; and (2) an assignment of all unpaid insurance proceeds on the claim.

11. **Representations and Warranties.**

A. Seller's Representations and Warranties: As of the Binding Agreement Date and the Closing Date, Seller makes the representations and warranties to Buyer, if any, which are specifically set forth in this Agreement.

B. Buyer's Representations and Warranties: As of the Binding Agreement Date and the Closing Date, Buyer represents and warrants to Seller that Buyer has the right, power and authority to enter into this Agreement and to consummate the transaction contemplated by the terms and conditions of this Agreement; and the persons executing this Agreement on behalf of Buyer have been duly and validly authorized by Buyer to execute and deliver this Agreement and shall have the right, power and authority to enter into this Agreement and bind Buyer.

12. **Brokerage.** Buyer & Seller represent to each other that there is no brokerage payable in this transaction other than to Kahn Development Company which will be paid by Seller and handled by separate agreement.

13. **Intentionally Omitted.**

14. **Assignment.** Buyer may transfer or assign any or all of its rights and obligations under this agreement to any of its designated parties at any time.

15. **Notices.**

A. All Notices Must Be In Writing. All notices, including but not limited to offers, counteroffers, acceptances, amendments, demands, notices of termination and other notices, required or permitted hereunder shall be in writing, signed by the party giving the notice. It is the intent of the parties that the requirements of this Notice paragraph shall apply even prior to this Agreement becoming binding.

B. Method of Delivery of Notice. Subject to limitations and conditions set forth herein, notices may only be delivered: (1) in person; (2) by an overnight delivery service, prepaid; (3) by e-mail; or (4) by registered or certified U.S. mail, prepaid, return receipt requested.

C. When Notice Is Received. Except as may be provided herein, a notice shall not be deemed to be given, delivered or received until it is actually received by the party to whom the notice was intended or that person's authorized agent. Notwithstanding the above, if the sender of a notice by e-mail receives an automatic reply indicating that the e-mail has been opened ("Read Receipt"), the e-mail notice shall be deemed received at that time.

D. Intentionally Omitted.

E. Intentionally Omitted.

F. Address, E-Mail or Number for Receiving Notices. Notices to a signatory to this Agreement shall only be effective if sent to the e-mail address and/or physical address of the signatory listed on the signature page of this Agreement or subsequently provided by the signatory to the other signatories hereto in accordance with the notice provisions herein.

16. **Default.** Seller's sole remedy in the event of a Default by Buyer shall be forfeiture of the Earnest Money. Buyer's sole remedy in the event of Seller Default shall be specific performance.

17. **Other Provisions.**

A. Warranties Transfer: Seller agrees to transfer to Buyer, at closing, subject to Buyer's acceptance thereof (and at Buyer's expense, if there is any cost associated with said transfer), Seller's interest in any existing manufacturer's warranties, service contracts, termite treatment and/or

Buyer(s) Initials AU	Seller(s) Initials CK

repair guarantee and/or other similar warranties which, by their terms, may be transferable to Buyer.

B. Repairs: All agreed upon repairs and replacements shall be performed in a good and workmanlike manner prior to closing.

C. Entire Agreement, Modification and Assignment: This Agreement constitutes the sole and entire agreement between all of the parties, supersedes all of their prior written and verbal agreements and shall be binding upon the parties and their successors, heirs and permitted assigns. No representation, promise or inducement not included in this Agreement shall be binding upon any party hereto. This Agreement may not be amended or waived except upon the written agreement of Buyer and Seller. This Agreement may not be assigned by Buyer except with the written agreement of Seller. Any assignee shall fulfill all the terms and conditions of this Agreement.

D. Survival of Agreement: The following shall survive the closing of this Agreement for a period of 1 year: (1) intentionally omitted; (2) any warranty of title; (3) all representations of Seller regarding the Property; and (4) any obligations which the parties herein agree shall survive the closing or may be performed or fulfilled after the closing.

E. Governing Law and Interpretation: This Agreement may be signed in multiple counterparts each of which shall be deemed to be an original. No provision herein, by virtue of the party who drafted it, shall be interpreted less favorably against one party than another. All references to time shall mean Eastern Standard Time. The governing law shall be those of the State of South Carolina.

F. Time of Essence: Time is of the essence of this Agreement.

G. Terminology: As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; and (2) all pronouns shall mean and include the person, entity, firm, or corporation to which they relate.

H. Binding Agreement Date: The Binding Agreement Date in this Agreement shall be the date when the party making the last offer, or the Broker (except in a designated agency transaction) the Broker's employees or affiliated licensee of Broker representing that party as a client, receives notice that the offer has been accepted. This party (or the Broker or affiliated licensee representing this party as a client) shall fill in the Binding Agreement Date below and promptly give notice of this date to the other party. Filling in the Binding Agreement Date shall not be deemed to be a counteroffer.

I. Duty to Cooperate: All parties agree to do all things reasonably necessary to timely and in good faith fulfill the terms of this Agreement. Buyer and Seller shall execute and deliver such certifications, affidavits, and statements required by law or reasonably requested by the closing attorney, mortgage lender and/or the title insurance company to meet their respective requirements.

J. Electronic Signatures: For all purposes herein, an electronic or facsimile signature shall be deemed the same as an original signature; provided, however, that all parties agree to promptly re-execute a conformed copy of this Agreement with original signatures if requested to do so by, the buyer's mortgage lender or the other party.

K. Time Limit of Offer: The referenced Time Limit of the Offer shall be the date and time on which the Offer expires if both of the following have not occurred: (1) the Offer has not been accepted by the party to whom the Offer was made; and (2) notice of acceptance of the Offer has not been delivered to the party who made the Offer.

L. Tax Deferred Exchange: Upon request, the parties agree to execute and deliver all documents and perform such acts as are reasonably necessary to enable the transactions contemplated by this Agreement to qualify as a like kind exchange of real property under Section 1031 of the Internal Revenue Code of 1986. The requesting party shall bear all additional expenses incurred by the responding party arising out of the exchange process which would not otherwise have been attendant to this transaction.

Buyer(s) Initials AM	Seller(s) Initials CK

18. **Exhibits and Addenda.** All exhibits and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement. If any such exhibit or addendum conflicts with any preceding paragraph, said exhibit or addendum shall control.

Exhibit "A"	Legal Description
Exhibit "B"	Due Diligence Materials and Special Provisions

Buyer's Signature agreed & accepted
MHP Pursuits LLC

[signature]

By: Adam Martin, Chief Investment Officer

MHP Pursuits LLC
136 Main Street
Pineville NC 28134

Phone: 980-273-1702 x239

Email: adam@mhproperties.com

Seller's Signature agreed & accepted
CKMC, LLC

[signature]

By: Charles Kahn, Manager for CKMC, LLC

CKMC, LLC
101 Flintlake Road
Columbia, SC 29223

cell 803-917-5318

Phone: 803-227-1257

Email: ckahn@mbkahn.com

BINDING AGREEMENT Date: January 1, 2019.

EXHIBIT A

DESCRIPTION OF PROPERTY

Property Name	Hunt Club Forest MHP
Parcel ID	R16912-01-17
Location Address	7201 Hunt Club Rd - Columbia - SC - 29223
Area	Approx. 13 acres
Number of Homesites	79
Number of Park Owned Homes	None
Legal Description	

Buyer(s) Initials	Seller(s) Initials

EXHIBIT B

DUE DILIGENCE MATERIALS & SPECIAL PROVISIONS

The following shall be incorporated into this Agreement:

1. Within ten (10) days form Binding Agreement Date, Seller shall have delivered to Buyer all information related to the property including but not limited to:

   - 2016, 2017 and YTD operating financials, 12-month operating budget AM
   - Existing Survey, Environmental, and ~~Title Reports~~ CK CK AM
   - ~~Water, Sewer, Trash, Gas, Electric~~, Property Tax, Ins, R~~epair & Maintenance Bills~~ for the last 2-3 years – See Ledger
   - City, County and State Permits and Licenses
   - Signed lease agreements and signed rules & regulations for each tenant –If available
   - Copy of current insurance policy and binder showing premiums and coverages
   - Itemization of past two year's capital expenditures
   - Current rent roll including home site number, name of resident, move-in date, monthly rent, current balance, additional charges, prepaid rents, delinquencies, security deposits, and brief history of resident as available
   - List of employees/vendors with compensation, – See ledger
   - ~~2-3 years of operating bank statements~~. See General Ledger
   - Ownership entity tax returns for last three years
   - Any additional information in Seller's possession which would be helpful to the Buyer in the inspection of the Property
   - Utilities and what they are made of (what are water/sewer lines made of? What is amperage of electric, etc.)
   - Who pays utilities and how is it metered? Water, sewer, gas, electric, trash, cable, landscaping, etc.
   - List of park problems (infrastructure, tenant, operational, etc.)
   - All information provided by Seller will be to the best of their knowledge but the property is sold As-Is, where-is and without further Seller guarantees or warranties
   - Buyer shall verify all of the information to satisfy themselves prior to closing

2. All rental income shall be prorated at the time of the Closing.

3. Seller shall provide Buyer a current rent roll and list of all delinquent Tenant's within three (3) days from the expiration of the Examination Period.

4. Seller agrees to cooperate in introducing Buyer to vendors, staff and other parties who have experience with the Property's ongoing operations.

5. Intentionally omitted.

6. Seller shall provide a list of owned tangible personal property not to be conveyed at Closing to Buyer within five days after execution of this Agreement.

7. Seller shall allow Buyer, or Buyer's representatives, access or provide documents for review, whichever the case may be, to the Property and Personal Property, at all reasonable times and cooperate with Buyer's efforts to conduct the inspections permitted herein.

8. The purchase price shall be allocated on the settlement statement 70% to land and 30% to Personal Property /Goodwill.

Buyer(s) Initials AM	Seller(s) Initials CK